UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2017

HAMPSHIRE GROUP, LIMITED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-20201 (Commission File Number)	06-0967107 (I.R.S. Employer Identification No.)

1924 Pearman Dairy Road, Anderson, SC (Address of principal executive offices)	29625 (Zip code)

(864) 231-1200

(Registrant’s telephone number including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Item 2.01     Completion of Acquisition or Disposition of Assets.

On January 13, 2017, Hampshire Group, Limited (the “Company”) and Hampshire Brands, Inc. (collectively with the Company, the “Sellers”) received Delaware Bankruptcy Court approval to enter into, and thereafter entered into, an Asset Purchase Agreement (the “APA”) with The Fashion Exchange LLC or its designee (“Buyer”) pursuant to which the Sellers agreed to sell the assets of the James Campbell business, including certain intellectual property, inventory, equipment and contract rights, to Buyer for a purchase price of approximately $0.9 million and assumption of certain liabilities. The APA was entered into pursuant to an auction conducted under the provisions of the Bankruptcy Code and supervision of the Bankruptcy Court. The sale was completed on January 19, 2017.

The description of the APA is qualified in its entirety by reference to the complete text of the APA, a copy of which is filed as an Exhibit to this report and incorporated into this report by reference.

Item 9.01      Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

2.1

Asset Purchase Agreement dated as of January 13, 2017 among Hampshire Group, Limited, Hampshire Brands, Inc. and The Fashion Exchange LLC. Omitted schedules and exhibits will be supplied to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By:	/s/ William Drozdowski
Name: William Drozdowski
Title: Interim Chief Financial Officer

Dated: January 27, 2017

Exhibit Index

Exhibit No.	Description

2.1

Asset Purchase Agreement dated as of January 13, 2017 among Hampshire Group, Limited, Hampshire Brands, Inc. and The Fashion Exchange LLC. Omitted schedules and exhibits will be supplied to the SEC upon request.